Exhibit 4.62

RESTATED MANAGEMENT SERVICES AND CONSULTING AGREEMENT

THIS AGREEMENT made with effect as of and from the 1st day of September, 2001

BETWEEN:

CANWEST MEDIA INC.,

a corporation existing

under the laws of Canada

(the “Corporation”)

- and -

CANWEST DIRECTION LTD.,

a corporation existing under

the laws of the Province of Manitoba

(the “Manager”)

- and -

CANWEST GLOBAL COMMUNICATIONS CORP.,

a corporation existing under

the laws of Canada

(“Global”)

WHEREAS the Manager is able to provide to the Corporation various personnel with certain skills, knowledge and know-how of which the Corporation wishes to avail itself in connection with its business and activities;

AND WHEREAS the Manager and the Corporation did previously agree upon the terms and conditions under which the Manager agreed to provide certain consulting, managerial and administrative services and business advice to the Corporation as it may require from time to time;

AND WHEREAS the Manager has been providing such personnel, services and advice to the Corporation, and before doing so did provide personnel, services and advice to Global and its predecessors for many years.

AND WHEREAS the Manager and the Corporation have amended from time to time the terms and conditions under which the Manager has provided such personnel, services and advice;

AND WHEREAS the parties wish to set forth the current terms and conditions of the engagement of the Manager by the Corporation, as herein set forth;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants herein contained and of other good and valuable consideration paid by each of the parties to the others (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties do hereby covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.1 Defined Terms - In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following words and expressions shall have the following meanings:

(a)	“CGCC RCA Plan” – means the CANWEST GLOBAL COMMUNICATIONS CORP. AND RELATED COMPANIES RETIREMENT COMPENSATION ARRANGEMENT PLAN (JANUARY 1, 2002), existing at the date hereof in the form attached as Schedule “A” hereto, as amended from time to time;

(b)	“CGCC RCA Trust Agreement” – means the Trust Agreement made as of the 7th day of February, 2002, existing at the date hereof in the form attached as Schedule “B” hereto, as amended from time to time;

(c)	“Contributions” – shall have the meaning ascribed to that term in either the CGCC RCA Plan or CGCC RCA Trust Agreement, as the case may be;

(d)

“Corporate Benefit Plans” – means such of the benefit plans described in Schedule “C” hereto, and any amendments or enhancements thereto, or substitutions therefor, which may be made available to employees of the Corporation or Global, from time to time, as well as such other plans or arrangements which may be made available by the Corporation or Global, from time to time, whether currently or hereafter existing, for the benefit of its directors, officers, executives or senior management and which the parties may agree, from time to time, are to be included within the meaning of such term, and “Corporate Benefit Plan” refers to any one such plan or arrangement;

(e)	“Designated Executive” – shall have the meaning ascribed to that term in section 3.5 hereof;

(f)	“Designated Individuals” – shall have the meaning ascribed to that term in section 3.4 hereof;

(g)	“enterprises” of the Corporation – includes any business activity, undertaking, venture or enterprise of any form or nature whatsoever including, without limitation, any business activity, undertaking, venture or enterprise of any form or nature whatsoever which may be conducted by the Corporation, by Global or by any corporation which is controlled (a “Controlled Corporation”), whether directly or indirectly, by the Corporation or by Global or by any other Controlled Corporation;

(h)	“Executive” – shall have the meaning ascribed to that term in either the CGCC RCA Plan or CGCC RCA Trust Agreement, as the case may be;

(i)	“Incremental Costs” – shall have the meaning ascribed to that term in section 3.4 hereof;

(j)	“Participating Employer” – shall have the meaning ascribed to that term in either the CGCC RCA Plan or CGCC RCA Trust Agreement, as the case may be;

(k)	“person” – includes individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and trust;

(l)	“RCA Additional Compensation Amounts” – shall have the meaning ascribed thereto in section 3.5;

(m)	“the Income Tax Act” – means the Income Tax Act of Canada, all amendments thereto and all regulations thereunder.

1.2 Interpretation - In this Agreement:

(a)	the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, for greater certainty, to this Agreement and not to any particular Article, Section, Subsection or other portion hereof;

(b)	wording importing the singular number only shall include the plural and vice versa; and

(c)	words importing one gender only shall include all genders.

1.3 Currency - All dollar amounts referred to in this Agreement are in Canadian funds.

ARTICLE 2 - ENGAGEMENT

2.1 Engagement of Manager

(a)	Subject to the terms hereof, the Corporation does hereby engage the Manager, and the Manager agrees to be engaged by the Corporation, on a non-exclusive basis, to provide consulting, managerial, administrative services and advisory services to the Corporation in accordance with the provisions of this Agreement.

(b)	Each of the parties hereby acknowledges and agrees that the provisions set forth in this Agreement represent the current basic terms and conditions governing the engagement of the Manager by the Corporation, and that the provisions of this Agreement supersede any prior arrangements for the engagement of the Manager by the Corporation which may be inconsistent with such provisions, to the extent of any such inconsistency. The parties acknowledge and agree that they have agreed upon certain amounts payable pursuant to this Agreement, as contemplated hereby.

2.2 Term and Renewal

(a)	The parties acknowledge and agree that they did agree upon an initial term of the engagement by the Manager for the period commencing

September 1, 2001 and expiring August 31, 2002. The engagement of the Manager shall be automatically renewed for consecutive periods of one (1) year each without any further act or communication by the Manager or the Corporation, on the same terms and conditions as this Agreement or the most recent renewal thereof (as the case may be), except as otherwise expressly agreed to in writing, unless a notice of termination hereof shall have been provided by either the Manager or the Corporation not less than sixty (60) days prior to the expiration of the then current term, subject to the provisions of subsection 2.2 (b);

(b)	Any and all changes to dates or other terms of this Agreement as may be necessitated by virtue only of each renewal hereof shall be deemed to have been so made in respect to each successive renewal of this Agreement.

2.3 Manager’s Services – The Manager is engaged to provide consulting, managerial, administrative and advisory services and business and market consultation and advice to the Corporation or any of its enterprises as the Corporation may require from time to time, the particulars of which shall be agreed upon from time to time by the parties hereto and which, without restricting or limiting the generality of the foregoing, may include the following:

(a)	the provision of administrative and managerial support to the Corporation in respect of the Corporation’s operation or those of any of its enterprises;

(b)	provide advice and assistance to the Corporation or any of its enterprises in respect of corporate development and strategic planning;

(c)	provide advice and assistance to the Corporation or any of its enterprises with respect to program selection, acquisition, distribution and scheduling;

(d)	monitor and oversee the operations of the Corporation or its enterprises;

(e)	provide direction and advice to the Corporation with respect to its operations or those of any of its enterprises;

(f)	assist in and promote the business development, mergers and acquisitions of the Corporation or any of its enterprises, consistent with the objectives of the Corporation;

(g)	assist the Corporation or any of its enterprises in dealings with regulatory authorities, commissions and other administrative bodies;

(h)	provide the services of appropriate personnel capable of occupying executive offices on behalf of the Corporation or any of its enterprises;

(i)	various other acts and things on behalf of the Corporation or any of its enterprises that are consistent with the foregoing.

2.4 Engagement of Personnel – In providing the services hereunder, the Manager, may retain, employ or otherwise utilize individuals, or corporations providing or making available the services of individuals, including, to the extent reasonably possible, Israel Asper, Leonard Asper, David Asper and Gail Asper. The Manager shall keep the Corporation reasonably informed of the individuals primarily utilized to provide the services required of the Manager hereunder from time to time.

ARTICLE 3 - FEES, BENEFITS ETC.

In consideration of the services performed by the Manager as referred to herein, and unless otherwise varied by the parties in writing, the Corporation shall make payments to the Manager and make such other payments or arrangements as are provided for herein.

3.1 Management and Consulting Fees – In consideration of the services to be performed by or on behalf of the Manager hereunder, the Corporation shall pay to the Manager in respect of each fiscal year of the Corporation during which the Manager is engaged hereunder, the aggregate of the following (the “Consulting Fees”):

(a)

a base fee (the “Base Fee”) in such amount as the Corporation and the Manager shall agree from time to time, payable in such installments as shall be mutually agreed to by the Corporation and the Manager from time to time, failing which by way of equal consecutive monthly installments in arrears on the last day of each and every month during such fiscal year; and

(b)	a fee (the “Additional Fee”), if any, determined on such basis as the Corporation and the Manager shall agree from time to time, payable at such time or times as the Corporation and the Manager shall agree from time to time.

3.2 Fee for Extraordinary Service - In addition to any of the other amounts payable pursuant to this Agreement, the Corporation shall pay to the Manager such fees for the performance of services which the parties agree to characterize as extraordinary services rendered to or for the benefit of the Corporation or Global, or as services resulting in extraordinary benefit to the Corporation or Global, as may be agreed upon from time to time by the parties.

3.3 Prorating of Fees

In the event that the Manager shall be engaged by the Corporation for any period which is less than a full twelve months, the Consulting Fees shall be pro rated for that period based upon the proportion which the number of days in such period during which the Manager was engaged is of 365, subject to any agreement between the Corporation and the Manager to the contrary.

3.4 Corporate Benefit Plans Generally – The parties covenant and agree that, if designated by the Manager, from time to time, all or any of the individuals referred to in or contemplated by section 2.4 hereof shall be entitled to participate in all Corporate Benefit Plans to the extent that such participation may be permitted pursuant to the terms of any particular Corporate Benefit Plan.

Where the Manager so designates any such individual who is eligible to participate in any particular Corporate Benefit Plan (individually, a “Designated Individual”, and collectively, “Designated Individuals”), the Corporation and Global shall ensure that each such Designated Individual is enrolled as a participant in that Corporate Benefit Plan, and that, once any such Designated Individual shall have been enrolled as a participant in a Corporate Benefit Plan, such Designated Individual shall be entitled to all of the rights of a participant in that Corporate Benefit Plan, subject always to the terms thereof, regardless of whether or not this Agreement may have been terminated or amended.

The Manager shall be responsible for the incremental employer contribution costs, if any, which may be incurred by reason of the participation of any Designated Individual in a Corporate Benefit Plan (the “Incremental Costs”), provided always that the compensation payable by the Corporation to the Manager hereunder shall be increased, automatically and concurrently, by the amount of any Incremental Costs payable by the Manager to the extent that such amounts may not have been included in the amount otherwise payable to the Manager pursuant to section 3.1 hereof, which Incremental Costs shall be payable by the Corporation to the Manager, in any event, no later than the date upon which such Incremental Costs become payable by the Manager; and in the event that at any time any Incremental Costs may be payable by the Manager, but the Manager shall not then be engaged by the Corporation, the Corporation shall be liable nevertheless to so pay to the Manager the amount of all such Incremental Costs, unless the Manager shall have provided its express written consent to the contrary.

If requested by the Manager, the Corporation shall remit directly, in respect of any Corporate Benefit Plan in which one or more Designated Individuals may be participating, as and when due, on behalf of the Manager, all employer contributions and Incremental Costs in respect of each such Designated Individual.

3.5 Retirement Compensation Arrangement – Without limiting the generality of section 3.4 hereof:

(a)

the parties acknowledge that the CGCC RCA Plan has been established and that they have agreed that the Manager be included as a “Participating Employer” under the CGCC RCA Plan so that certain employees of the Manager which have been agreed upon by the parties, namely Israel Asper, Leonard Asper, David Asper and Gail Asper, (who, as well as each and every other person agreed upon by the parties from time to time for the purposes of this section 3.5, may be referred to herein, collectively, as “Designated Executives” and, individually, as a “Designated Executive”) shall participate in the CGCC RCA Plan as an Executive (and shall be accorded such designations for the purpose of the CGCC RCA Plan as may be agreed upon by the Corporation and the Manager) thereunder;

(b)	the Corporation and Global acknowledge that it is in their interests and in keeping with the understandings among the parties and the treatment of various other Executives under the CGCC RCA Plan that the Designated Executives so participate in the CGCC RCA Plan and, accordingly, the Corporation has agreed to pay, and does hereby covenant and agree in favour of the Manager that in addition to any other amount payable hereunder it shall pay, to such person, firm or corporation as the Manager may advise the Corporation, from time to time, as additional compensation to the Manager for its services, all fees, costs, expenses, disbursements, charges, taxes, payments and other amounts whatsoever which, currently or at any time hereafter, may exist, occur or be incurred, whether pursuant to or in connection with the terms of the CGCC RCA Plan or the CGCC RCA Trust Agreement, in respect of each of the Designated Executives (which amounts may be referred to herein collectively as “RCA Additional Compensation Amounts”) by virtue of their respective participation as an Executive under the CGCC RCA Plan, all as and when the same become due pursuant thereto and whether or not any such amount may become due after the termination of this Agreement or of the Manager’s engagement by the Corporation pursuant to any other agreement; and to the extent, if any, that any RCA Additional Compensation Amounts may be included in the income of the Manager, but are not deductible by the Manager for the purposes of the Income Tax Act (Canada) and such RCA Additional Compensation Amounts would not have been so deductible by the Corporation if they had been paid directly by the Corporation in respect of its own employees or former employees, the Corporation shall pay forthwith to the Manager, as further additional compensation for its services provided hereunder, such additional amount as will cause the Manager to be in the equivalent net financial position, after consideration of all taxes, interest and penalties, if any, as the Manager would have been had no such RCA Additional Compensation Amounts been paid or payable;

(c)	without limiting the generality of the provisions of 3.5(b), the Corporation shall pay, on behalf of the Manager, all Contributions required from time to time in respect of the Designated Executives;

(d)	should the Manager be entitled to a refund or claim in respect of any amount so paid by the Corporation on its behalf and which it would be entitled otherwise to retain for its own account, the Manager shall be obliged to refund, without interest, such amount to the Corporation as a reduction in the compensation payable to the Manager for the period in respect of which such amount will have been paid by the Corporation;

(e)	the Corporation and Global make all payments, execute and deliver all documents, take all steps and do all other acts and things, whatsoever, as contemplated by the CGCC RCA Plan or by the CGCC RCA Trust Agreement, or otherwise, as may be necessary or appropriate in the circumstances including, without limitation, providing such guarantees or other assurances as may be required of the party identified as the “Company” under the CGCC RCA Plan, in order to ensure that the Manager and the Designated Executives remain in good standing under the CGCC RCA Plan and the CGCC RCA Trust Agreement in accordance with the terms thereof; and that each of the Designated Executives are, and remain, entitled to all of the rights and benefits of Executives of their respective designations under the CGCC RCA Plan in accordance with the terms thereof, subject always to the consequences, if any, should any particular Designated Representative cease to be employed by the Manager;

(f)

without limitation the generality of the foregoing, if requested by an employee or former employee of the Manager, or by a surviving spouse thereof, the Corporation shall make all payments, take all steps, and do all other acts and things, whatsoever, as may be necessary to ensure that any such employee or former employee, or surviving spouse thereof, of the Manager who is or becomes entitled to benefits under the CGCC RCA Plan receives all benefits, payments and other entitlements, if any, to which such person may be entitled pursuant to the terms of the CGCC

RCA Plan, and to the extent that the Corporation consequently may make any payments to any person so entitled thereto, other than the Manager, it shall be relieved of its obligation to make such payments to the Manager;

(g)	without limiting anything elsewhere contained in this Agreement, the obligations of the Corporation in respect of the Designated Executives and in respect of the CGCC RCA Plan and the CGCC RCA Trust Agreement shall continue in full force and effect notwithstanding any future amendment to, or termination of, this Agreement or the termination of the engagement of the Manager by the Corporation, unless the Manager and each Designated Executive who would be affected thereby shall have provided their express written consent to the contrary.

ARTICLE 4 - CANWEST GLOBAL COMMUNICATION CORPORATION

4.1 Global, as one of the parties to the CGCC RCA Trust Agreement, and having adopted the CGCC RCA Plan, hereby covenants and agrees in favour of the Manager to ensure, and does hereby guarantee in favour of the Manager, the Corporation’s due and timely compliance with all of the Corporation’s obligations in favour of the Manager, both under this Agreement, including, without limitation, sections 3.4 and 3.5 hereof, and otherwise in respect of any Corporate Benefit Plan which relates to persons who have served as employees of the Manager and as directors, officers, executives or senior management, of Global or of any of its subsidiary, associated, affiliated, predecessor or successor, corporations.

ARTICLE 5 - GENERAL

5.1 Arbitration

In the event that any time during the currency of this Agreement, a dispute, difference, or question shall arise between the Manager and the Corporation, touching matters not specifically provided for herein, or where in this Agreement any reference is made to arbitration, or any dispute, difference or questions shall arise touching the construction, meaning or effect of this Agreement, or anything herein contained, or the rights or liabilities of the parties under this Agreement, then every such dispute, difference or question shall be referred by written request at the instance of either party to the dispute to a single arbitrator agreed upon between the parties to the dispute. If within ten (10) days of any such written request by any party for arbitration, the parties to the dispute have not agreed upon a single arbitrator, then thereafter any party to the said dispute shall have the right to apply to a judge in chambers of the Court of Queen’s Bench, Winnipeg Division, for the appointment of a single arbitrator for the resolution of the dispute, and the arbitrator so appointed shall be the single arbitrator for the purpose of resolution of such dispute.

In all respects, The Arbitration Act (Manitoba) and any amendments thereto shall govern such arbitration proceedings and such arbitrator shall be entitled to determine the matter or matters in dispute and/or fix and apportion the liabilities between the parties to the dispute and make such awards as to reinstatement, costs, compensation, damages, and other such awards of the arbitration as he deems appropriate and proper in the circumstances and the award or determination which shall be made by the single arbitrator shall be absolutely final and binding upon all the parties to the dispute and their respective successors and assigns.

5.2 Limitation on Manager’s Responsibility – The Manager shall not be liable to the Corporation for honest mistakes of judgment, or for loss or liability due to such mistakes, save and except for liabilities as may arise from its own willful criminal act.

5.3 Manager as Agent – The parties hereto all acknowledge and agree that in entering into this Agreement, and for the purposes of sections 3.4, 3.5 and 4.1 and of Article 5 hereof, the Manager is acting both on its own behalf and as agent for and on behalf of each Designated Individual and each Designated Executive, and the Corporation and Global acknowledge and agree that each of them, respectively, is providing its promises and covenants in section 3.4, 3.5 and 4.1, as the case may be, in favour, and for the benefit, of each Designated Individual and each Designated Executive, with the intent that each Designated Individual and each Designated Executive shall be entitled to enjoy all rights of a participant under any Corporate Benefit Plan in which such person will have been enrolled regardless of the state or nature of any relationship between the Manager and either the Corporation or Global.

5.4 Further Assurances – Each of the parties hereto shall do and execute or cause to be done and executed all such further and other things, acts, deeds, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intent and purpose of this Agreement fully and effectually.

5.5 Specific Performance – The parties hereto acknowledge, covenant and agree that the breach by any party hereto, of any term hereof shall be the proper subject matter of an application for an order of specific performance, injunction (whether prohibitive or mandatory) or other form of equitable judicial relief.

5.6 Waiver – Any party hereto may waive any provision of this Agreement intended for such party’s sole (not mutual) benefit, but it is further agreed that any waiver by any party hereto or any default or the exclusion of the performance of any condition by any other party hereto shall not constitute a continuing waiver of any other or subsequent default, but shall extend to include only the particular breach or default so waived.

5.7 Time – Time shall be of the essence of this Agreement.

5.8 Enurement – This Agreement shall enure to the benefit of and be binding upon the parties hereto and each Designated Individual and each Designated Executive as the case may be, and their respective heirs, executors, successors and assigns, as the case may be.

5.9 Notices – All notices which may or are required to be given pursuant to this Agreement shall be in writing and shall be properly served and personally delivered or mailed by registered mail with a return receipt or by facsimile transmission addressed as follows:

(a)	to the Corporation:

31st Floor – 201 Portage Avenue

Winnipeg, Manitoba

R3C 4H6

(b)	to the Manager:

1063 Wellington Crescent

Winnipeg, Manitoba

R3N 0A1

(c)	to Global:

31st Floor – 201 Portage Avenue

Winnipeg, Manitoba

R3C 4H6

or such other address as the parties hereto may from time to time designate by notice in writing to the other. The date of receipt of any such notice shall be the date of delivery of same as personally delivered, or, if mailed, as aforesaid, on the third business day following the date of mailing, or, if transmitted by facsimile, on the next business day following the date of such transmission.

5.10 Counterparts – This Agreement may be executed in one or more counterparts, either originally or by way of facsimile (each of which shall be deemed to be an original), all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have affixed their corporate seals attested to by the hands of their respective officers duly authorized in that behalf with effect as of and from the day and year first above written.

CANWEST MEDIA INC.

Per:

Per:

CANWEST DIRECTION LTD.

Per:

Per:

CANWEST GLOBAL COMMUNICATIONS CORP.

Per:

Per:

SCHEDULE “A”

SCHEDULE “B”

SCHEDULE “C”

1.	CanWest Global Communications Corp. and Related Companies Retirement Compensation Arrangement Plan

2.	CanWest Global Communications Corp. Group Benefits Plan (Executive Benefits)

3.	CanWest Global Communications Corp. Amended and Restated Share Compensation Plan